Adcock Ingram Holdings Limited

(Incorporated in the Republic of South Africa)

Registration number 2007/016236/06

Share code: AIP

ISIN: ZAE000123436

(“Adcock Ingram”)

CFR Pharmaceuticals S.A.

(Incorporated in the Republic of Chile)

Chilean Tax ID: 76.116.242-K

Securities Regulation Chilean Registry number: 1067

Share Code on the Santiago Stock Exchange: CFR

ISIN: CL0001762831

(“CFR”)

EXEMPTION FROM THE TAKEOVER REGULATION PANEL (“TRP”) AND CONFIRMATION THAT THE TERMINATION AGREEMENT CONCLUDED ON 7 FEBRUARY 2014(“TERMINATION AGREEMENT”) IS NOW EFFECTIVE

Adcock Ingram shareholders are referred to the joint announcement released on the Stock Exchange News Service of the JSE Limited by Adcock Ingram and CFR (“the Parties”) on Friday, 7 February 2014, advising that the Parties had entered into a Termination Agreement providing for the consensual termination of the Transaction Implementation Agreement concluded between the Parties on 11 September 2013, as amended (“TIA”)and the termination of the scheme of arrangement proposed between Adcock Ingram and the holders of Adcock Ingram ordinary shares (other than the holder of treasury shares) in relation to the CFR offer (“Scheme”).

In terms of the Termination Agreement, the termination of the TIA and the Scheme was conditional upon receipt of written exemption from the TRP from, among other things, the application of regulation 101 (2) of the Companies Regulations, 2011.

Adcock Ingram shareholders are advised that CFR has now received the requisite exemption from the TRP and, accordingly, the Termination Agreement is now effective.

For Adcock Ingram media enquiries:

Brunswick

Carol Roos

+27 72 690 1230

Marina Bidoli

+27 83 253 0478

For CFR media enquiries

Mark Garraway

+27 82 610 1226

Midrand

13 February 2014

Financial Adviser and Sponsor to Adcock Ingram

Deutsche Bank

Legal Adviser to Adcock Ingram in South Africa

Read Hope Phillips Attorneys

Public Relations Adviser to Adcock Ingram

Brunswick

Financial Adviser to CFR

Credit Suisse

Legal Adviser to CFR in South Africa

Bowman Gilfillan Inc.

Legal Adviser to CFR in Chile

Honorato Russi & Eguiguren Limitada